EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Corporate Communications
404-715-2554

Delta Responds to Reports of Consolidation

Company reiterates position on industry consolidation

ATLANTA, Nov. 14, 2007 – Delta Air Lines (NYSE: DAL) today denied published reports that it had engaged in merger talk with United Airlines.  Delta Chief Executive Officer Richard Anderson said:  “There have been no talks with United regarding any type of consolidation transaction and there are no such ongoing discussions.”

Delta will not speculate on possible airline consolidation and has reiterated its position on the issue.  In an earlier statement responding to reports of Pardus Capital Management’s call for Delta to be a leader in airline consolidation, Anderson said:

“We appreciate receiving Pardus’ views on the best course for Delta’s future.  We have been consistent in our public statements that Delta believes that the right consolidation transaction could generate significant value for our shareholders and employees and that strategic options should be evaluated.  With oil at over $90 a barrel, this analysis takes on a heightened importance as we factor those prices into our long-term planning process.”

Delta Air Lines operates service to more worldwide destinations than any airline with Delta and Delta Connection flights to 317 destinations in 55 countries. Since 2005, Delta has added more international capacity than any other major U.S. airline and is the leader across the Atlantic with flights to 35 trans-Atlantic markets. To Latin America and the Caribbean, Delta offers nearly 500 weekly flights to 58 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on nearly 15,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 479 worldwide destinations in 104 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of November 14, 2007, and which Delta has no current intention to update.

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